Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Paychex, Inc. 2002 Stock Incentive Plan, as amended and restated effective October 14, 2015 of Paychex, Inc. of our report dated July 22, 2013, with respect to the consolidated financial statements and schedule of Paychex, Inc. for the year ended May 31, 2013 included in its Annual Report (Form 10-K) for the year ended May 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Rochester, New York
October 23, 2015